EXHIBIT 21.1

SuperioR group OF COMPANIES, Inc.

LIST OF SUBSIDIARIES

As of December 31, 2019, the Registrant directly or indirectly owned the following subsidiaries:

Fashion Seal Corporation	Nevada

Superior Group Holdings, Inc.	Texas

The Office Gurus, LLC	Florida

The Office Gurus Limited	Jamaica

SUG Holding	Cayman Islands

The Office Gurus LTDA. De C.V., a subsidiary of SUG Holding and Fashion Seal Corporation	El Salvador

The Office Masters, LTDA. De C.V., a subsidiary of SUG Holding and Fashion Seal Corporation	El Salvador

The Office Gurus, Ltd., a subsidiary of SUG Holding and Fashion Seal Corporation	Belize

Power Three Web Ltda., a wholly owned subsidiary of SUG Holding	Costa Rica

Superior Sourcing, a wholly owned subsidiary of SUG Holding	Cayman Islands

BAMKO, LLC	Delaware

BAMKO Importação, Exportação e Comércio de Brindes Ltda., a subsidiary of BAMKO, LLC and SUG Holding	Brazil

Worldwide Sourcing Solutions Limited, a wholly owned subsidiary of BAMKO, LLC	Hong Kong

Guangzhou Ben Gao Trading Limited, a wholly owned subsidiary of Worldwide Sourcing Solutions Limited	China

BAMKO India Private Limited, a 99%-owned subsidiary of BAMKO, LLC	India

BAMKO UK, Ltd., A wholly owned subsidiary of BAMKO, LLC, a wholly owned subsidiary of BAMKO, LLC	United Kingdom

CID Resources, Inc.	Delaware

Superior Uniform Arkansas, LLC	Arkansas

Superior Uniform Group, LLC	Florida